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                                                                  Exhibit (d)(6)

                                    GUARANTY


     THIS GUARANTY, dated as of October 25, 2000, is made and entered into by ValueAct Capital Partners, L.P., a Delaware limited partnership ("Guarantor"), and is delivered to and is for the benefit of KENETECH Corporation., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, Guarantor desires to acquire, directly or indirectly, all of the outstanding equity interests of the Company;

     WHEREAS, in connection with the acquisition of the Company's equity interests, Guarantor has established KC Holding corporation, a Delaware corporation ("KC"), and KC Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of KC ("Sub"), as direct or indirect subsidiaries of Guarantor; and

     WHEREAS, in order to induce the Company to enter into that certain Agreement and Plan of Merger, dated as of the date hereof, among KC, Sub and the Company (such Agreement and Plan of Merger, as the same may be amended from time to time, the "Merger Agreement"), pursuant to which, and subject to the terms and conditions of which, the Company has agreed to be merged with Sub, and in consideration thereof, Guarantor is delivering this Guaranty to the Company;

                                   AGREEMENT

     NOW, THEREFOR, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

    1.  Guaranty.

        a. Guaranty. Guarantor hereby guarantees, as a primary obligor, to the Company and the successors, transferees and assigns of the Company, the performance by each of KC and Sub, in accordance with, and subject to the conditions set forth in the Merger Agreement, of its covenants, duties and obligations under the Merger Agreement, including without limitation, the payment of any and all payment obligations of KC and Sub under the Merger Agreement (collectively, the "Obligations");

        b. Waivers. To the fullest extent permitted by applicable law, the Guarantor waives:

            (i) any defense based upon any legal disability of KC or Sub or any discharge or limitation on the liability of KC or Sub to the Company, whether consensual or arising by operation of law or bankruptcy, reorganization, receivership, insolvency or debtor-relief proceeding, or from any other cause;

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            (ii) presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor and notices of acceptance; and

           (iii) any right to require the Company to proceed against KC or Sub or any other party or to pursue any other remedy in the Company's power whatsoever.

    2.  Representations and Warranties.

     Guarantor hereby represents and warrants to the Company as follows:

        a. Organization; Authority. Guarantor is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware. Guarantor has the requisite partnership power and authority to execute and deliver this Guaranty and to perform its obligations hereunder. The execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary action on the part of Guarantor. This Guaranty has been duly executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

        b.  Litigation.

    There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of Guarantor, threatened against Guarantor before any court, arbitrator or governmental authority, or (ii) outstanding judgment, order, writ, injunction or decree of any court, arbitrator or governmental authority in a proceeding to which Guarantor or any of its assets is subject, except such as would not materially impair the ability of Guarantor to perform its obligations hereunder.

    3.  Termination.

     This Guaranty shall terminate and be of no further force and effect upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the payment by KC and Sub of all amounts payable pursuant to Sections 1.1(d) and 2.6(b) of the Merger Agreement; provided, that nothing in this Section 3 shall relieve the Guarantor from any liability for any payments with respect to a breach of a representation or warranty by KC or Sub contained in the Merger Agreement, or the breach by KC or Sub, which liability shall survive any termination of this Guaranty, of any covenant contained in the Merger Agreement or for fraud on the part of KC or Sub.

    4.  Certain Authorizations.

    To the fullest extent permitted by applicable law, the Company may at any time and from time to time, without the consent of or notice to Guarantor, without incurring responsibility to

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Guarantor, and without impairing or releasing the obligations of Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

          (i) exercise or refrain from exercising any rights against KC and Sub;

          (ii) subordinate, release, settle or compromise any of the Obligations; and

          (iii) consent to or waive any breach of, or any act, omission or default under, the Merger Agreement, or otherwise agree with KC and Sub to amend, modify or supplement the Merger Agreement.

    5.  Miscellaneous.

        a. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Guarantor, to:

     ValueAct Capital Partners, L.P.
     One Maritime Plaza
     Suite 1400
     San Francisco, CA 94111
     Attention:  Jeff Ubben
     Facsimile No.:  415-362-5727

     with copies to:
     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, IL 60601
     Attention:  Dennis M. Myers
     Facsimile No.:  312-861-2200

     (b)  if to the Company, to:

     KENETECH Corporation
     500 Sansome Street
     San Francisco, CA  94111
     Attention:  Dianne P. Urhausen
     Facsimile No.:  415-984-8191

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     with a copy to:

     Morrison & Foerster LLP
     425 Market Street
     San Francisco, California 94105-2482
     Attention:  Michael O'Bryan
     Facsimile No.:  415-268-7522

     and a copy to:

     Potter Anderson & Corroon, LLP
     Hercules Plaza
     P.O. Box 951
     Wilmington, DE 19899
     Attention:  Mark A. Morton
     Facsimile No.:  302-658-1192

        b. Assignment; Successors and Assigns. Guarantor shall not assign, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Guaranty. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment and delegation, this Guaranty shall be binding upon Guarantor and its successors and assigns. The Company shall not assign or transfer this Guaranty without the written consent of the Guarantor.

        c. Governing Law. The validity, interpretation, enforceability, and performance of this Guaranty shall be governed by and construed in accordance with the law of the State of Delaware.

        d. Severability. If any provision of this Guaranty, or the application thereof to any person, place or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Guaranty and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

        e. Entire Agreement. The parties intend that the terms of this Guaranty, and the other documents referred to herein, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Guaranty shall supersede all oral discussions and prior writings between the parties in respect of the subject matter hereof.

        f. Waiver and Compliance. Any failure of Guarantor to comply with any provision of this Guaranty may be expressly waived in writing by the Company, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or an estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or

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further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

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     IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed on its behalf as of the date first above written.


                                                VALUEACT CAPITAL PARTNERS, L.P.

                                                By: VA Partners, L.L.C.
                                                Its: General Partner


                                                By: /s/ Jeffrey W. Ubben
                                                   -------------------------
                                                Title: Managing Member
                                                      ----------------------

Accepted and Agreed to:



KENETECH CORPORATION



By: /s/ Diane P. Urhausen
    -------------------------------
Title: Vice President and Secretary
       ----------------------------

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